Exhibit 5.1

Maslon Edelman Borman & Brand, LLP
90 South Seventh Street, Suite 3300
Minneapolis, Minnesota 55402
(612) 672-8200

August 23, 2007

Hana Biosciences, Inc.
7000 Shoreline Court, Suite 370
South San Francisco, CA 94080

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted on behalf of Hana Biosciences, Inc.(the “Company”) in connection with a Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission relating to the registration of an aggregate of 3,000,000 shares of common stock (the “Shares”), issued or to be issued by the Company, pursuant to the terms of the Company's 2004 Stock Incentive Plan (the “Plan”). Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof, it is our opinion that the Shares, when issued and paid for as contemplated by the Plan, and when delivered against payment thereof in the manner contemplated by the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, /s/ Maslon Edelman Borman & Brand, LLP